UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2012

KITE REALTY GROUP TRUST

(Exact name of registrant as specified in its charter)

Maryland	1-32268	11-3715772
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)

30 S. Meridian Street
Suite 1100
Indianapolis, IN	46204
(Address of principal executive offices)	(Zip Code)

(317) 577-5600

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 7, 2012, Kite Realty Group Trust (the “Company”) and Kite Realty Group, L.P., the Company’s operating partnership (the “Operating Partnership”), entered into an Underwriting Agreement (the “Underwriting Agreement”) with Wells Fargo Securities, LLC, as representative of the several underwriters named therein (the “Underwriters”), pursuant to which the Company agreed to offer and sell 1,200,000 of its 8.250% Series A Cumulative Redeemable Perpetual Preferred Shares, par value $0.01 per share (the “Preferred Shares”).

The underwriting discount with respect to the Preferred Shares was $0.7875 per share, which totaled $945,000.  Pursuant to the terms of the Underwriting Agreement, the Company granted the Underwriters a 30-day option to purchase up to an additional 180,000 Preferred Shares. The Company estimates that the net proceeds from this offering will be approximately $29.0 million, or approximately $33.4 million if the Underwriters’ option to purchase additional shares is exercised in full.  The Company made certain customary representations, warranties and covenants concerning the Company and the registration statement in the Underwriting Agreement and also agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.  The closing of the offering is subject to customary closing conditions pursuant to the terms of the Underwriting Agreement. The Company currently expects that the offering of the Preferred Shares will close on or about March 12, 2012.

The Company intends to contribute the net proceeds from this offering to the Operating Partnership in exchange for additional Series A Preferred Partnership Units in the Operating Partnership, and the Operating Partnership intends to use the net proceeds from this offering repay outstanding indebtedness under the Company’s revolving credit facility and for other general corporate purposes, including, without limitation, the acquisition of properties, as well as development and redevelopment costs

The Underwriters have performed commercial banking, investment banking and advisory services for the Company from time to time for which they have received customary fees and reimbursement of expenses. The Underwriters may, from time to time, engage in transactions with and perform services for the Company in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In addition, affiliates of Wells Fargo Securities, LLC, Raymond James & Associates, Inc., KeyBanc Capital Markets Inc. and BMO Capital Markets Corp.  are lenders under the Company’s revolving credit facility and therefore will receive a portion of the net proceeds from the offering through the partial repayment of indebtedness under the revolving credit facility. Under this facility, an affiliate of Wells Fargo Securities, LLC also acts as documentation agent, and an affiliate of KeyBanc Capital Markets Inc. acts as administrative agent. In connection with their participation in the revolving credit facility, our Underwriters or their affiliates receive customary fees.

A copy of the Underwriting Agreement is attached to this report as Exhibit 1.1 and incorporated herein by reference. The summary set forth above is qualified in its entirety by reference to Exhibit 1.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
1.1

Underwriting Agreement dated March 7, 2012, by and among the Company, the Operating Partnership and Wells Fargo Securities, LLC, as representative of the several Underwriters listed on Schedule 1 attached thereto

5.1	Opinion of Hogan Lovells US LLP regarding the legality of the Preferred Shares
23.1	Consent of Hogan Lovells US LLP (included in Exhibit 5.1)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KITE REALTY GROUP TRUST

March 9, 2012	/s/ Daniel R. Sink
Daniel R. Sink
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
1.1

Underwriting Agreement dated March 7, 2012, by and among the Company, the Operating Partnership and Wells Fargo Securities, LLC, as representative of the several Underwriters listed on Schedule 1 attached thereto

5.1	Opinion of Hogan Lovells US LLP regarding the legality of the Preferred Shares
23.1	Consent of Hogan Lovells US LLP (included in Exhibit 5.1)